Exhibit 4.1

ASSURED GUARANTY US HOLDINGS INC., as Issuer

AND

ASSURED GUARANTY LTD., as Guarantor

AND

THE BANK OF NEW YORK MELLON, as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 24, 2009

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 24, 2009, is among ASSURED GUARANTY US HOLDINGS, INC., a Delaware corporation (the “Company”), ASSURED GUARANTY LTD., a Bermuda company (the “Guarantor”) and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of May 1, 2004 (the “Base Indenture” and, as further supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of Securities (as defined in the Indenture) of the Company that are fully and unconditionally guaranteed (the “Guarantee”) by the Guarantor;

WHEREAS, Article 9 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.1 or 3.1 of the Base Indenture;

WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 8.50% Senior Notes due June 1, 2014 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Guarantor wishes to fully and unconditionally guarantee the Notes in accordance with the terms of the Indenture;

WHEREAS, the Company and the Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Relation to Base Indenture.  This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02           Definition of Terms.  For all purposes of this Supplemental Indenture:

(a)           Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture, or, if not defined in the Base Indenture, in the Purchase Contract and Pledge Agreement;

(b)           a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c)           the singular includes the plural and vice versa;

(d)           headings are for convenience of reference only and do not affect interpretation;

(e)           the following terms have the meanings given to them in this Article 1:

“Accounting Event” means the receipt by the audit committee of the Guarantor’s Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles,” from the Guarantor’s independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the Notes, the Guarantor must either (a) account for the Purchase Contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the Purchase Contracts with changes appearing in the Guarantor’s income statement) or (b) account for the Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the Notes.

“Additional Amounts” shall have the meaning set forth in Section 6.01(b).

“Applicable Ownership Interest in Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Applicable Principal Amount” means the aggregate principal amount of the Notes that are components of Corporate Units on the Special Event Redemption Date.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by applicable law to close.

“Code” shall have the meaning set forth in Section 6.01(a).

“Collateral Account” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Collateral Agent” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Collateral Substitution” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Contract Settlement Price” shall have the meaning set forth in Section 7.01(c)(iv)(B).

“Corporate Units” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Custodial Agent” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Depository” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depository for the Corporate Units pursuant to the Purchase Contract and Pledge Agreement.

“Depository Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depository effects book entry transfers and pledges of securities deposited with the Depository.

“Early Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Early Remarketing Period” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Early Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“Failed Remarketing” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Fundamental Change Early Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Global Notes” shall have the meaning set forth in Section 2.04.

“Holder” means (a) with respect to the Corporate Units or the Treasury Units, such term as defined in the Purchase Contract and Pledge Agreement, and (b) with respect to the Notes, the Person in whose name at the time a particular Note is registered on the books of the Trustee kept for that purpose.

“Increased Principal Amount” shall have the meaning set forth in Section 2.09.

“Interest Payment Dates” shall have the meaning set forth in Section 2.05(b).

“Interest Rate” shall have the meaning set forth in Section 2.05(a).

“Minimum Price” shall have the meaning set forth in Section 7.01(h).

“Modification” shall have the meaning set forth in Section 7.02(a)(ii).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Pledged Note” is a Note held by the Collateral Agent pursuant to the pledge under the Purchase Contract and Pledge Agreement.

“Proceeds” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement, dated as of June 24, 2009, between the Guarantor and The Bank of New York Mellon, as Purchase Contract Agent, collateral agent, custodial agent and securities intermediary, as amended from time to time.

“Purchase Contracts” and “Purchase Contract” shall have their respective meanings specified in the Purchase Contract and Pledge Agreement.

“Purchase Contract Settlement Date” means June 1, 2012.

“Purchase Price” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Put Price” shall have the meaning set forth in Section 7.04(a).

“Put Right” shall have the meaning set forth in Section 7.04(a).

“Quarterly Interest Payment Date” shall have the meaning set forth in Section 2.05(b).

“Quotation Agent” means any primary U.S.  government securities dealer in New York selected by the Company.

“Record Date” means (a) with respect to any Quarterly Interest Payment Date for the Notes, the fifteenth day (regardless of whether such day is a Business Day) of the calendar month next preceding the calendar month in which such Quarterly Interest Payment Date falls; and (b) with respect to the Reset Effective Date that is not a Quarterly Interest Payment Date, any day selected as the Record Date by the Company so long as such Record Date is more than one Business Day but less than sixty Business Days prior to such Interest Payment Date.

“Redemption Amount” shall mean, for each Note, an amount equal to the product of the principal amount of that Note and a fraction, the numerator of which is the Special Event Treasury Portfolio Purchase Price and the denominator of which is the Applicable Principal Amount; provided that in no event shall the Redemption Amount for any Note be less than the principal amount of such Note.

“Redemption Price” shall mean, for each Note, the Redemption Amount; provided that the interest due and payable on the Special Event Redemption Date will be paid to the record Holder of such Note on the immediately preceding Record Date.

“Reduced Principal Amount” shall have the meaning set forth in Section 2.09.

“Released Note” shall have the meaning set forth in Section 2.09.

“Remarketed Notes” shall have the meaning set forth in Section 7.01(i).

“Remarketing Agent” shall mean the Remarketing Agent designated by the Company under the Remarketing Agreement.

“Remarketing Agreement” means the Remarketing Agreement to be entered into among the Guarantor, the Company, the Remarketing Agent, and The Bank of New York Mellon, as Purchase Contract Agent, substantially in the form attached to the Purchase Contract and Pledge Agreement as an exhibit, as amended from time to time in accordance with its terms.

“Remarketing Announcement” shall have the meaning set forth in Section 7.01(c).

“Remarketing Announcement Date” means (i) the sixth Business Day immediately preceding the first Remarketing Date of any Three-Business Day Remarketing Period during the Period for Early Remarketing and (ii) for the Final Three-Business Day Remarketing Period, the third Business Day immediately preceding the first Remarketing Date of the Final Three-Business Day Remarketing Period.

“Remarketing Price” shall have the meaning set forth in Section 7.01(c)(iv)(A).

“Remarketing Treasury Portfolio” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Remarketing Treasury Portfolio Purchase Price” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Remarketing Date(s)” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Reset Effective Date” means, (i) in connection with a Successful Remarketing of the Notes during the Period for Early Remarketing, the third Business Day immediately following the Remarketing Date on which the Notes are successfully remarketed unless the Notes are successfully remarketed within the next succeeding five Business Days of an Interest Payment Date in which case the Reset Effective Date shall be such Interest Payment Date, and (ii) in connection with a Successful Remarketing of the Notes on any of the Remarketing Dates during the Final Three-Business Day Remarketing Period, the Purchase Contract Settlement Date.

“Reset Rate” means the interest rate per annum, calculated in accordance with Section 7.02(a) below, on the Notes to be in effect on and after the Reset Effective Date.

“Separate Notes” means Notes that are no longer a component of Corporate Units.

“Separate Notes Purchase Price” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Special Event” means either an Accounting Event or a Tax Event.

“Special Event Redemption” means the redemption of the Notes pursuant to the terms hereof following the occurrence of a Special Event.

“Special Event Redemption Date” shall have the meaning set forth in Section 3.01.

“Special Event Treasury Portfolio” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Special Event Treasury Portfolio Purchase Price” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Stated Maturity” shall have the meaning specified in Section 2.02.

“Subjected Note” shall have the meaning set forth in Section 2.09.

“Subsequent Interest Payment Date” means, following the Reset Effective Date, if the Company elects on the Successful Remarketing Date to make interest payable on a semi-annual basis, each semi-annual interest payment date established by the Company on such Successful Remarketing Date.  Otherwise, each reference to “Subsequent Interest Payment Date” means a Quarterly Interest Payment Date.

“Successful Remarketing” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Successful Remarketing Date” means the Remarketing Date on which the Notes are successfully remarketed in accordance with the provisions of the Remarketing Agreement.

“Taxes” shall have the meaning set forth in Section 6.01(a).

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Notes, (a) there is more than an insubstantial increase in the risk that interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes or (b) the Company or the Guarantor has become or would become obligated to pay, on the next day on which any amount would be payable with respect to the Notes, any Additional

Amounts and the Company or the Guarantor, as applicable, delivers to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it.

“Taxing Jurisdiction” shall have the meaning set forth in Section 6.01(a).

“Treasury Unit” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Underwriters” means the underwriters identified in Schedule A to the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of June 18, 2009 among the Guarantor, the Company and the Underwriters, relating to the issuance of Corporate Units by the Company.

The terms “Company,” “Guarantor,” “Trustee,” “Indenture,” “Base Indenture”, “Notes” and “Guarantee” shall have the respective meanings set forth in the recitals to this Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01           Designation and Principal Amount.  There is hereby authorized a series of Securities designated as 8.50% Senior Notes due June 1, 2014 limited in aggregate principal amount to $ 150,000,000 (or up to $ 172,500,000 if the Underwriters exercise their overallotment option to purchase additional Corporate Units in full as set forth in the Underwriting Agreement); provided, however, that the Company, without notice to or consent of the Holders, may issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions (except for the issue date and, if applicable, the date from which interest accrues and the first Interest Payment Date) as the Securities of this series.  The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Base Indenture.

Section 2.02           Maturity.  Unless a Special Event Redemption has occurred, the Notes will mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon, on the Stated Maturity.  The “Stated Maturity” shall mean June 1, 2014 or such other date as determined by the Company on the Successful Remarketing Date (subject to agreement between the Company and the Remarketing Agent pursuant to the Remarketing Agreement with respect to the Remarketing Fee) in accordance with Section 7.02, it being understood that if there shall have been a Failed Remarketing, the Stated Maturity shall remain June 1, 2014.

Section 2.03           Form, Payment and Appointment.  Except as provided in Section 2.04, the Notes shall be issued in fully registered, certificated form, bearing identical terms and registered in the name of the Purchase Contract Agent.  Principal of, and premium, if any, and interest on the Notes will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount in denominations of $1,000 (unless Notes have previously been issued in denominations of $50 and integral multiples thereof, in which case Notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50) and integral multiples of $1,000 bearing identical terms and provisions, at the office or agency of the Company and the Guarantor maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company or the Guarantor by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account with a financial institution in the United States appropriately designated by the Holder entitled to payment by notice to the Trustee given at least 15 days prior to the Interest Payment Date.

No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.

The Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof; provided, however, that upon the release by the Collateral Agent of the Pledged Notes in accordance with Section 3.15 of the Purchase Contract and Pledge Agreement, the Notes shall, if requested by the Purchase Contract Agent, be issuable in denominations of $50 and integral multiples of $50.  Each Applicable Ownership Interest in a Note held as a component of a Corporate Unit represents an undivided ownership interest of 1/20, or 5%, of $1,000 principal amount of Notes.

Section 2.04           Global Notes.  Notes corresponding to Applicable Ownership Interests in Notes that are no longer a component of the Corporate Units and released from the Collateral Account will be issued in permanent global form (a “Global Note”), and if issued as one or more Global Notes, the Depository shall be The Depository Trust Company or such other depository as any officer of the Company may from time to time designate.  On the date on which the Notes registered in the name of the Purchase Contract Agent pursuant to Section 2.03 are issued, the Company shall also issue one or more Global Notes, registered in the name of the Depository or its nominee, each having a zero principal balance.  Upon the creation of Treasury Units or the recreation of Corporate Units, an appropriate annotation shall be made on the Schedule of Increases and Decreases on the Global Notes held by or on behalf of the Depository and on the Pledged Note held by the Collateral Agent.  Notes represented by the Global Notes will be exchangeable for Notes in certificated form only (a) if the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and the Company has not appointed a successor Depository within 90 days of that notice or of its becoming aware of such cessation or (b) upon recreation of Corporate Units; provided that, subject to the last paragraph of Section 2.03, the Notes in certificated form so issued in exchange for the Global Notes shall be in denominations of $1,000 or any whole multiple of $1,000 above that amount and be of like aggregate principal amount and tenor as the portion of the Global Note to be exchanged. Except as provided above, owners of beneficial interest in a Global Note will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the

Holders thereof for any purpose under the Indenture.  Unless and until such Global Note is exchanged for Notes in certificated form, Global Notes may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to the Depository or a nominee of the Depository, or to a successor Depository selected or approved by the Company or to a nominee of such successor Depository.  Any Global Note that is exchangeable pursuant to clause (a) of the fourth sentence of this Section 2.04 shall be exchangeable for Notes in certificated form registered in such names as the Depository shall direct.

Section 2.05           Interest.  (a)  The Notes will bear interest initially at the rate of 8.50% per year (the “Interest Rate”) from the date of original issuance to, but excluding, the earlier of (i) the Stated Maturity and (ii) the Reset Effective Date.  In the event of a Successful Remarketing of the Notes, the Interest Rate will be reset by the Remarketing Agent, as set forth under Section 7.02.  If the Interest Rate is so reset, the Notes will bear interest at the Reset Rate from the related Reset Effective Date to, but excluding, the Stated Maturity.  The Notes shall bear interest, to the extent permitted by law, compounded quarterly or semi-annually, as applicable, on any overdue principal and payment of interest at the Interest Rate through and including the day immediately preceding the Reset Effective Date and at the Reset Rate thereafter.

(b)           Interest on the Notes shall be payable initially quarterly in arrears on (i) March 1, June 1, September 1 and December 1 of each year (each, a “Quarterly Interest Payment Date”), commencing on September 1, 2009, and (ii) the Reset Effective Date, but only to the extent such Reset Effective Date is not a Quarterly Interest Payment Date, in each case, to the Person in whose name such Note, or any Predecessor Security, is registered at the close of business on the Record Date for such Interest Payment Date.  With respect to clause (ii) of the previous sentence, the Company shall designate a Record Date for such Interest Payment Date no later than 10 Business Days prior to the Record Date selected by the Company.  Following a Successful Remarketing of the Notes, interest on the Notes, if the Company so elects on the Successful Remarketing Date, may be payable semi-annually in arrears on the Subsequent Interest Payment Dates (together with Quarterly Interest Payment Dates and the Reset Effective Date, if not a Quarterly Interest Payment Date, the “Interest Payment Dates”).  Interest payments will include interest accrued from and including the immediately preceding Interest Payment Date or, in the case of the first Interest Payment Date, from and including June 24, 2009, to but excluding such Interest Payment Date.  If the Reset Effective Date is not a Quarterly Interest Payment Date, (i) interest paid on the Reset Effective Date shall be paid to the Collateral Agent and will be released by the Collateral Agent to the Purchase Contract Agent for distribution to Holders of Corporate Units subject to the provisions of the Purchase Contract and Pledge Agreement on the Interest Payment Date for the Corporate Units next following the Reset Effective Date and at the times provided for in Sections 3.13, 4.01(b) and 5.07 of the Purchase Contract and Pledge Agreement, and (ii) interest on the Notes will accrue from, and including, the Reset Effective Date at the Reset Rate and be payable on the Subsequent Interest Payment Dates.

(c)           The amount of interest payable for any full quarterly period or any full semi-annual period, as the case may be, will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of interest payable for any period shorter than a full quarterly or semi-annual period, as the case may be, for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.  In the event that any scheduled Interest

Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, then such payment will be made on the preceding Business Day, in each case, with the same force and effect as if made on such scheduled Interest Payment Date.

Section 2.06           No Defeasance.  The provisions of Sections 4.2 of the Base Indenture shall not apply to the Notes.

Section 2.07           No Sinking Fund.  The Notes are not entitled to the benefit of any sinking fund.

Section 2.08           Guarantee.  The provisions of Article 16 of the Base Indenture shall apply to the Notes.

Section 2.09           Increase and Decrease.  In the event that any Notes underlying Applicable Ownership Interests in Notes are to be released from the Pledge following a Collateral Substitution, Early Settlement or Fundamental Change Early Settlement pursuant to the Purchase Contract and Pledge Agreement (a “Released Note”), such release and delivery shall be evidenced by an endorsement by the Collateral Agent on the Pledged Note held by the Collateral Agent reflecting a reduction in the principal amount of such Pledged Note equal in amount (the “Reduced Principal Amount”) to the principal amount of the Released Note. The Collateral Agent shall confirm any such Reduced Principal Amount by telecopying or otherwise delivering a photocopy of such endorsement made on the Pledged Note evidencing such Reduced Principal Amount to the Trustee at the telecopier number or address of the Trustee provided for notices to the Trustee in the Purchase Contract and Pledge Agreement (or at such other telecopier or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall, or shall instruct the Custodial Agent to increase the principal amount of a Global Note held by it or by the Custodial Agent in an amount equal to the Reduced Principal Amount by an endorsement made by it or by the Custodial Agent on such Global Note to reflect such increase. In the event that a Note is transferred to the Collateral Agent pursuant to Section 3.14 of the Purchase Contract and Pledge Agreement (a “Subjected Note”) in connection with the recreation of Corporate Units, such transfer shall be evidenced by an endorsement by the Collateral Agent on the Pledged Note held by the Collateral Agent reflecting an increase in the principal amount of such Pledged Note equal in amount (the “Increased Principal Amount”) to the principal amount of such Subjected Note. The Collateral Agent shall confirm any such Increased Principal Amount by telecopying or otherwise delivering a photocopy of such endorsement made on the Pledged Note evidencing such Increased Principal Amount to the Trustee at the telecopier number or address of the Trustee provided for notices to the Trustee in the Purchase Contract and Pledge Agreement (or at such other telecopier or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall, or shall instruct the Custodial Agent to decrease the principal amount of the Global Note held by it or by the Custodial Agent in an amount equal to the Increased Principal Amount by an endorsement made by it or by the Custodial Agent on such Global Note to reflect such decrease.

ARTICLE III

REDEMPTION OF THE NOTES

Section 3.01           Special Event Redemption.  If a Special Event shall occur and be continuing, the Company may, at its option, redeem the Notes in whole, but not in part, on any Interest Payment Date prior to the earlier of the Successful Remarketing Date or the Purchase Contract Settlement Date, at a price per Note equal to the Redemption Price, payable on the date of redemption (the “Special Event Redemption Date”) in accordance with the redemption procedures set forth in Section 3.04 below.  The Redemption Price payable in respect of all Notes included in Corporate Units will be distributed to the Collateral Agent, which in turn will apply such Redemption Price to purchase the Special Event Treasury Portfolio on behalf of the Holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such Redemption Price to the Purchase Contract Agent for payment to the Holders of the Corporate Units. Thereafter, the Applicable Ownership Interests in the Special Event Treasury Portfolio will be substituted for the Applicable Ownership Interests in Notes and will be pledged to the Company through the Collateral Agent to secure the Holders’ obligations to purchase Common Shares under the related Purchase Contract. Holders of Separate Notes will directly receive the Redemption Price with respect to their Separate Note.

Section 3.02           Notice of Special Event Redemption.  The Company shall notify the Collateral Agent in writing that that a Special Event has occurred and the Company intends to redeem the Notes on the Special Event Redemption Date.  If the Company elects to redeem the Notes in connection with a Special Event Redemption, the Company shall appoint the Quotation Agent to assist the Company in determining the Treasury Portfolio Purchase Price.

Section 3.03           Effect of Redemption. Notice of Special Event Redemption having been given as provided for in Section 11.4 of the Base Indenture, the Notes shall become due and payable on the Special Event Redemption Date at the Redemption Price.  Unless the Company defaults in the payment of the Redemption Price, on and after the Special Event Redemption Date, once notice of Special Event Redemption is so given and funds are irrevocably deposited, in each case, in accordance with Section 3.04, (a) interest shall cease to accrue on the Notes immediately prior to the close of business on the Special Event Redemption Date, (b) the Notes shall no longer be Outstanding and (c) all rights of the Holders in respect of the Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Notes but without interest on such amount).  Following the notice of Special Event Redemption, neither the Company nor the Trustee shall be required to register the transfer of or exchange the Notes to be redeemed.

Section 3.04           Redemption Procedures.  On or prior to 11:00 a.m., New York City time, on the Special Event Redemption Date, the Company or the Guarantor shall deposit with the Trustee or with a Paying Agent immediately available funds in an amount sufficient to pay, on the Special Event Redemption Date, the aggregate Redemption Price for all outstanding Notes.  If the Company has paid to the Trustee a sufficient amount of cash in connection with the related Special Event Redemption Date of the Notes, then, if the Notes are Global Notes, on the Special Event Redemption Date, the Trustee will irrevocably deposit with the Depository funds sufficient to pay the Redemption Price for the Notes being redeemed.  The Company will also give the Depository irrevocable instructions and authority to pay the Redemption Price in immediately available funds to the holders of beneficial interests in the Global Notes.  If any Special Event Redemption Date is not a Business Day, then the Redemption Amount will be payable on the next Business Day (and without any interest or other payment in respect of any such delay).  However, if payment on the next Business Day causes payment of the Redemption Amount to be in the next calendar year, then payment will be on the immediately preceding Business Day, in each case with the same force and effect as if made on that payment date.  Interest to be paid on or before the Special Event Redemption Date for any Notes called for Special Event Redemption shall be payable to the Holders on the Record Dates for the related Interest Payment Dates.

Section 3.05           No Other Redemption.  Except as set forth in this Article 3, the Notes shall not be redeemable by the Company prior to the Maturity Date.  Except for Sections 11.2 and 11.4, the remaining redemption provisions of Article 11 of the Base Indenture shall not apply to the Notes.

ARTICLE IV

FORM OF NOTE

Section 4.01           Form of Note.  The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached as Exhibit A hereto, with such changes to the Notes as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE V

ORIGINAL ISSUE OF NOTES

Section 5.01           Original Issue of Notes. Notes in the aggregate principal amount of $150,000,000 (or up to $172,500,000 if the Underwriters exercise their overallotment option to purchase additional Corporate Units in full as set forth in the Underwriting Agreement) may from time to time, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.3 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE VI

ADDITIONAL AMOUNTS

Section 6.01           Additional Amounts.  (a)  The Company and the Guarantor will make all payments under or with respect to the Notes and the Guarantee free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (hereinafter “Taxes”) imposed or levied by or on behalf of the United States of America or Bermuda, or any political subdivision or any authority or agency therein or thereof having power to tax (a “Taxing Jurisdiction”), unless the Company or the Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.  As used in this Note, the term “Taxes” shall not include (i) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment, or governmental charge; (ii) any Tax payable otherwise than by withholding from payments in respect of the Notes or the guarantees; and (iii) any Tax imposed by reason of payments on the Notes being treated as “contingent interest” within the meaning of Section 871(h)(4) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           If the Company or the Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Jurisdiction from any payment made under or with respect to the Notes or the Guarantee, the Company or the Guarantor shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by Holders of the Notes after such withholding or deduction (including any withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount such Holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to any Taxes to the extent such Taxes would not have been so imposed:

(1)           but for the relevant Holder (or the beneficial owner of such Notes) (i) having any present or former connection with the Taxing Jurisdiction, including, without limitation, being or having been a citizen or resident thereof, or having been present, having been incorporated in, having engaged in a trade or business or having (or having had) a permanent establishment or principal office therein, (ii) being a controlled foreign corporation within the meaning of Section 957(a) of the Code related within the meaning of Section 864(d)(4) of the Code to the Company or the Guarantor, (iii) being an actual or constructive owner of 10 percent or more of the total combined voting power of all classes of stock of the Company or the Guarantor entitled to vote, (iv) being a bank for United States federal income tax purposes whose receipt of interest on the Note is described in Section 881(c)(3)(A) of the Code or (v) being subject to backup withholding as of the date of the purchase by the Holder of the Note;

(2)           but for the failure of the relevant Holder (or the beneficial owner of such Notes) to use its reasonable best efforts, to the extent such Holder (or beneficial owner) is legally entitled to do so, to comply upon written notice by the Company or the Guarantor delivered 60 days prior to any payment date with a request to satisfy any certification, identification or other reporting requirements, which shall include any applicable forms or instructions, whether imposed by statute, treaty, regulation, or administrative practice, concerning the nationality or residence of such Holder or the connection of such Holder with the Taxing Jurisdiction;

(3)           but for an election by the Holder of such Notes, the effect of which is to make one or more payments in respect of such Notes subject to United States federal income tax or withholding tax provisions;

(4)           if the payment could have been made without such deduction or withholding if the relevant Holder had presented such Note for payment within 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had such Note been presented on the last day of such 30-day period);

(5)           with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, member or beneficial owner been the actual Holder of such Note (but only if there is no material cost or expense associated with transferring such Notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner); and

(6)           any combination of items (1), (2), (3), (4) or (5) above

ARTICLE VII

REMARKETING

Section 7.01           Remarketing Procedures.  (a)  Pursuant to the Remarketing Agreement and as described below, the Company (i) during the Period for Early Remarketing may, at its option, select one or more Three-Business Day Remarketing Periods consisting of three successive Remarketing Dates on each of which it shall cause the Remarketing Agent to remarket, in whole (but not in part), unless the Notes have previously been successfully remarketed in accordance with the provisions of the Remarketing Agreement or a Special Event Redemption shall have occurred or will occur on or prior to the last possible Remarketing Date related to the applicable Three-Business Day Remarketing Period, (A) the Pledged Notes of Corporate Units Holders included in the Corporate Units, and (B) any Separate Notes of Holders who have elected in the manner set forth in the Purchase Contract and Pledge Agreement and the Remarketing Agreement to have their Notes so remarketed, for settlement on the Reset Effective Date, and (ii) shall, unless the Notes have previously been successfully remarketed in accordance with the provisions of the Remarketing Agreement or a Special Event Redemption Date shall have occurred or will occur on or prior to the Purchase Contract Settlement Date, cause the Remarketing Agent to remarket, in whole (but not in part), on each Remarketing Date during the Final Three-Business Day Remarketing Period, (A) the Pledged Notes of Corporate Unit Holders who have not already settled the Purchase Contracts included in their Corporate Units and who have failed to notify the Purchase Contract Agent, on or prior to the seventh Business Day immediately preceding the Purchase Contract Settlement Date, of their intention to settle such Purchase Contracts in cash, and (B) any Separate Notes of Holders who have elected in the manner set forth herein to have their Notes so remarketed, for settlement on the Purchase Contract Settlement Date.  The Company may select a Three-Business Day Remarketing Period during the Period for Early Remarketing by designating each of the three sequential Remarketing Dates to comprise such Three-Business Day Remarketing Period; provided that no Remarketing Date during the Period for Early Remarketing shall occur earlier than December 1, 2011 or later than May 1, 2012.

(b)           The Company will request, not less than 10 Business Days prior to each Remarketing Announcement Date, that the Depository (or any successor or its nominee) notify the Depository participants holding Notes, Corporate Units and Treasury Units of the Remarketing.

(c)           On the Remarketing Announcement Date, the Company shall make an announcement regarding the proposed Remarketing of the Notes (the “Remarketing Announcement”).  The Remarketing Announcement shall specify the following:

(i)            (A)          if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Notes may be remarketed on any or all of the sixth, seventh and eighth Business Days following such Remarketing Announcement Date; or

(B)         if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Business Day Remarketing Period, that the Notes may be remarketed on any or all of the third, fourth and fifth Business Days following such Remarketing Announcement Date;

(ii)           (A)          if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Reset Effective Date will be the third Business Day following the Remarketing Date on which the Notes are successfully remarketed unless there is a Successful Remarketing within five Business Days of the next succeeding Interest Payment Date, in which case such Interest Payment Date will be the Reset Effective Date; or

(B)         if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Business Day Remarketing Period, that the Reset Effective Date will be the Purchase Contract Settlement Date if there is a Successful Remarketing;

(iii)          that the Reset Rate and Subsequent Interest Payment Dates for the Notes will be established, and if the Company elects to make any Modifications to the terms of the Notes as provided in Section 7.02, that such Modifications will be set on the Successful Remarketing Date and effective on and after the Reset Effective Date;

(iv)          (A)          if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Reset Rate will equal the interest rate on the Notes that will enable the Notes to be remarketed at a price (the “Remarketing Price”) equal to at least 100% of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Notes Purchase Price, plus the applicable Remarketing Fee; or

(B)         if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Business Day Remarketing Period, that the Reset Rate will equal the interest rate on the Notes that will enable the Notes to be remarketed at a price (the “Contract Settlement Price”) equal to at least 100% of their aggregate principal amount, plus the applicable Remarketing Fee; and

(v)           the possible ranges of the Remarketing Fee, expressed as a percentage of the Remarketing Treasury Portfolio Purchase Price and the Separate Notes Purchase Price or as a percentage of the aggregate principal amount of the Notes to be remarketed, as the case may be.

On the Remarketing Announcement Date, the Company will issue a press release through any appropriate news agency, including Dow Jones & Company, Inc.  and Bloomberg Business News containing the Remarketing Announcement.

(d)           Each Holder of Separate Notes may elect to have Separate Notes held by such Holder remarketed in any Remarketing.  A Holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Custodial Agent and deliver such Separate Notes to the Custodial Agent on or prior to 5:00 p.m., New York City time, on the second Business Day, but no earlier than the fifth Business Day, immediately preceding the first Remarketing Date of any Three-Business Day Remarketing Period or the Final Three-Business Day Remarketing Period.  Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing.  Any such notice and delivery may be withdrawn on or prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date of the applicable Three-Business Day Remarketing Period or the Final Three-Business Day Remarketing Period in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement.  Any such notice and delivery not withdrawn by such time will be irrevocable with respect to such Remarketing.  Pursuant to Section 5.02 of the Purchase Contract and Pledge Agreement, promptly after 11:00 a.m., New York City time, on the Business Day immediately preceding the first Remarketing Date of the applicable Three-Business Day Remarketing Period or Final Three-Business Day Remarketing Period, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent of the principal amount of Separate Notes to be tendered for Remarketing and shall cause such Separate Notes to be presented to the Remarketing Agent.  Under Section 5.02 of the Purchase Contract and Pledge Agreement, certain Notes that are components of Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement.

(e)           Unless and until there has been a Successful Remarketing, on each Remarketing Date during a Three-Business Day Remarketing Period or the Final Three-Business Day Remarketing Period, the Company shall cause the Remarketing Agent to use its reasonable efforts to remarket the Notes that the Purchase Contract Agent and the Custodial Agent shall have notified the Remarketing Agent have been tendered for, or otherwise are to be included in, the Remarketing, at a price per $1,000 principal amount of the Notes such that the aggregate price for the aggregate principal amount of the Notes being Remarketed on that date will be approximately (i) if the Reset Effective Date is not the Purchase Contract Settlement Date, the Remarketing Price or (ii) if the Reset Effective Date is the Purchase Contract Settlement Date, the Contract Settlement Price.

(f)            In the event of a Successful Remarketing, on the Remarketing Date, the Remarketing Agent shall (i) notify the Collateral Agent, the Custodial Agent, the Purchase Contract Agent, the Company, the Trustee, the Depository and the Clearing Agency of the Reset Rate determined in such Remarketing, the Subsequent Interest Payment Dates and the related

Regular Record Dates, any Modifications by the Company of the Notes and the aggregate principal amount of Notes sold in such Remarketing, (ii) notify each purchaser of the Reset Rate, the Subsequent Interest Payment Dates and the related Regular Record Dates, the Stated Maturity of the Notes and the aggregate principal amount such purchaser is to purchase, and (iii) instruct each purchaser to give instructions to its Depository participant to pay the purchase price on the Reset Effective Date in same day funds against delivery of the Notes purchased through the Depository’s normal procedures.  In addition, the Company will request that the Depository notify its participants, no later than the Business Day next succeeding the Successful Remarketing Date, of the Reset Rate, the Subsequent Interest Payment Dates and related Regular Record Dates and any Modifications of the Notes.

(g)           In accordance with the Depository’s normal procedures, on the Reset Effective Date, the transactions described above with respect to each Note tendered for purchase and sold in such Remarketing shall be executed through the Depository, and the accounts of the respective Depository participants shall be debited and credited and such Notes delivered by book entry as necessary to effect purchases and sales of such Notes.  The Depository shall make payment in accordance with its normal procedures.

(h)           In no event shall the aggregate price for the Notes in a Remarketing be less than a price (the “Minimum Price”) equal to (i) in the case of a Remarketing during the Period for Early Remarketing, 100% of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Notes Purchase Price or (ii) in the case of a Remarketing during the Final Three-Business Day Remarketing Period, 100% of the aggregate principal amount of the Notes being remarketed.  A remarketing attempt on any Remarketing Date will be deemed unsuccessful if the (i) Remarketing Agent is unable to remarket the Notes for an aggregate price that is at least equal to the Minimum Price; or (ii) if a condition precedent to such Remarketing is not fulfilled.

(i)            The right of each Holder of Notes that are included in Corporate Units to have such Notes, and each Holder of Separate Notes to have any Separate Notes (together, the “Remarketed Notes”), remarketed and sold on any Remarketing Date shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) a Special Event Redemption has not occurred prior to such Remarketing Date, (iii) the Remarketing Agent is able to find a purchaser or purchasers for Remarketed Notes at the Minimum Price, and (iv) the purchaser or purchasers deliver the purchase price therefore to the Remarketing Agent as and when required.

(j)            Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Notes for Remarketing.

Section 7.02           Reset Rate; Modifications.  (a)  In connection with each Remarketing, (i) the Remarketing Agent shall determine the reset interest rate (rounded to the nearest one-thousandth (0.001) of one percent per annum) that it believes will, when applied to the Notes (with any Modifications as determined by the Company pursuant to this Section 7.02(a) taken into account), enable the aggregate principal amount of the Notes being remarketed on such date to be sold at an aggregate price equal to at least (A) if the Reset Effective Date is not the Purchase Contract Settlement Date, the Remarketing Price or (B) if the Reset Effective Date is the Purchase Contract Settlement Date, the Contract Settlement Price and (ii) if there is a

Successful Remarketing, the Company may elect, at its option, to (A) change the Interest Payment Dates to semi-annually in arrears commencing on the Subsequent Interest Payment Dates; (B) change the Stated Maturity to any other date later than June 1, 2014 and earlier than June 1, 2039; (C) add to, modify or remove altogether redemption rights for the Company; provided that there shall be at least two years between the Reset Effective Date and any such additional or modified redemption date; and (D) add interest deferral provisions to the Notes (each, a “Modification”).  Any such election shall be evidenced by an Officer’s Certificate delivered to the Trustee promptly after any Modification is determined.  The reset interest rate established on the Remarketing Date on which a Successful Remarketing occurs shall be the “Reset Rate,” and the Reset Rate and any Modification the Company elects shall be effective on the Reset Effective Date.

(b)           Anything herein to the contrary notwithstanding, the Reset Rate shall not exceed the maximum rate permitted by applicable law and the Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate on the Notes and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the first Remarketing Date of any Three-Business Day Remarketing Period) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate.

(c)           In the event of a Failed Remarketing or if no Notes are included in Corporate Units and none of the Holders of the Separate Notes elect to have their Notes remarketed in any Remarketing, the applicable interest rate on the Notes will not be reset and will continue to be the Interest Rate.

(d)           In the event of a Successful Remarketing, the Interest Rate shall be reset at the Reset Rate as determined by the Remarketing Agent under the Remarketing Agreement.  The Reset Rate shall be effective from and after the Reset Effective Date.

Section 7.03           Failed Remarketing.  (a) If, by 4:00 p.m., New York City time, on the last Remarketing Date of any Three-Business Day Remarketing Period, the Remarketing Agent is unable to remarket all of the Remarketed Notes at the Minimum Price, pursuant to the terms and conditions hereof, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall so advise, by telephone the Depository, the Purchase Contract Agent and the Company.  Promptly following any Failed Remarketing, the Remarketing Agent shall return, no later than the Business Day immediately following the end of such Three-Business Day Remarketing Period, the Separate Notes submitted for Remarketing, if any, to the Custodial Agent for distribution to the appropriate Holders pursuant to the terms of the Purchase Contract and Pledge Agreement.

(b)           The Company shall cause a notice of such Failed Remarketing to be published through any appropriate news agency, including Dow Jones & Company, Inc.  and Bloomberg Business News no later than 9:00 a.m., New York City time, on the Business Day following the last Remarketing Date of such Three-Business Day Remarketing Period (which notice, if the unsuccessful Remarketing attempt shall occur during the Final Three-Business Day Remarketing

Period, shall include the procedures that must be followed if a Holder of Notes wishes to exercise its Put Right, as hereinafter defined).

Section 7.04           Put Right.  (a)  If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, Holders of Separate Notes and Holders of Notes that are a component of Corporate Units will, subject to this Section 7.04, have the right (the “Put Right”) to require the Company to purchase their Notes, on the Purchase Contract Settlement Date, at a price per Note equal to $1,000 (or $50 per Applicable Ownership Interest in Notes) plus accrued and unpaid interest to but excluding the Purchase Contract Settlement Date (the “Put Price”); provided , however, that as of the Purchase Contract Settlement Date, Holders of Notes that are part of a Corporate Unit with respect to which a Put Right has been automatically exercised under clause (b) below shall be deemed to have elected to pay the Purchase Price for the Common Shares to be issued under the related Purchase Contract from a portion of the Proceeds of the Put Right of such Notes equal to the Purchase Price in full satisfaction of such Holder’s obligations under the Purchase Contracts, and any remaining amount of the Put Price following satisfaction of the related Purchase Contract will be paid to such Holder.

(b)           The Put Right of Holders of Notes that are part of Corporate Units will be automatically exercised unless such Holders (1) prior to 11:00 a.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, provide written notice to the Purchase Contract Agent of their intention to settle the related Purchase Contract with separate cash, and (2) on or prior to 11:00 a.m., New York City time, on the Business Day immediately preceding the Purchase Contract Settlement Date, deliver to the Collateral Agent $50 in cash per Purchase Contract, in each case pursuant to the Purchase Contract Agreement.  The Put Price for Holders of Separate Notes shall be applied in accordance with Section 7.04(c) below.

(c)           The Put Right of a Holder of a Separate Note shall only be exercisable upon delivery of a notice substantially in the form attached as Exhibit B hereto, together with such Holder’s Separate Notes, to the Trustee by such Holder on or prior to the second Business Day prior to the Purchase Contract Settlement Date.  On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Notes with respect to which a Holder has exercised a Put Right.  In exchange for any Separate Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the Holders of such Separate Notes.

(d)           Notes purchased pursuant to the Put Right shall be cancelled by the Trustee.

Section 7.05           Additional Event of Default.  In addition to the events listed as Events of Default in Section 5.1 of the Base Indenture, it shall be an additional Event of Default with respect to the Notes if the Company shall not have satisfied its obligation to pay the Put Price when due with respect to any Separate Note following exercise of the Put Right in accordance with Section 7.04, unless such Notes underlie Corporate Units, in which case the obligation of the Company to pay the Put Price shall be netted against such Holder’s obligation to pay the Purchase Price (as defined in the Purchase Contract and Pledge Agreement) in accordance with Section 5.02 (b) under the Purchase Contract and Pledge Agreement.

ARTICLE VIII

TAX TREATMENT

Section 8.01           Tax Treatment.  The Company agrees, and by acceptance of a Corporate Unit or a Separate Note, each beneficial owner of a Corporate Unit or a Separate Note will be deemed to have agreed, as applicable, for all tax purposes, (i) to treat itself as the owner of the Notes, (ii) to treat the Notes as indebtedness of the Company that are subject to the rules applicable to contingent payment debt instruments under Treas. Reg. Sec. 1.1275-4 and (iii) to treat the Corporate Units as comprised of the Notes and the Purchase Contracts as separate securities.  A Holder of Notes may obtain the comparable yield and projected payment schedule for the Notes, determined by the Company pursuant to Treas. Reg. Sec. 1.1275-4, by submitting a written request for such information to the Guarantor at the following address: Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM08 Bermuda, Attention: Treasurer.

ARTICLE IX

MISCELLANEOUS

Section 9.01           Ratification of Indenture.  The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.02           Responsibility For Recitals, Etc.  The recitals herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes.  The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.

Section 9.03           Separability.  In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.04           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 9.05           Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF.  The Company, the Guarantor and the Trustee hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Supplemental Indenture or the Notes.  The Company, the Guarantor and the Trustee irrevocably waive to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.06           Counterparts.  This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ASSURED GUARANTY US HOLDINGS INC.

By:
Name:
Title:

ASSURED GUARANTY LTD., as Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

EXHIBIT A

[IF THIS NOTE IS TO BE A GLOBAL SECURITY, INSERT:]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF.  THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED
No. CUSIP No. 04621W AB6 ISIN No. US04621WAB63	Initially $

ASSURED GUARANTY US HOLDINGS INC.

8.50% Senior Note due June 1, 2014

Assured Guaranty US Holdings Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to [Cede & Co.]/[The Bank of New York Mellon, as Purchase Contract Agent], or its registered assigns, the principal sum of [$            ]* [the principal amount as set forth in the Schedule of Increases or Decreases in Note attached hereto, which amount shall not exceed $150,000,000 (or $172,500,000 if the Underwriters exercise their overallotment option in full)]** on the Stated Maturity, and to pay interest thereon from June 24, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on each Interest Payment Date of each year, commencing on September 1, 2009, at the rate of 8.50% per annum through and including the day immediately preceding the Reset Effective Date, if any, and after the Reset Effective Date, semi-annually (if the Company elects such Modification on the Successful Remarketing Date) in arrears on the Subsequent Interest Payment Dates at the Reset Rate (from and including the Reset Effective Date), in each case on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) to pay interest, compounded quarterly, at the rate of 8.50% per annum on any overdue principal and payment of interest through and including the day immediately preceding the Reset Effective Date, if any, and thereafter at the Reset Rate, if any, compounded semi-annually (if such Modification is applicable).  The amount of interest payable for any period shorter than a full quarterly or semi-annual period, as the case may be, for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Record Date for such Interest Payment Date.

Payment of the principal of and premium, if any, and interest on this Note will be made at the office or agency of the Company and the Guarantor maintained for that purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided , however , that payment of interest may be made at the option of the Company or the Guarantor by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account with a financial institution in the United States appropriately designated by the Holder entitled to payment by notice to the Trustee given at least 15 days prior to the Interest Payment Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

*Insert in certificated Note.

**Insert in Global Notes and Pledged Note

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

ATTEST:		ASSURED GUARANTY US HOLDINGS INC.

By:		By:
	Name:		Name:
	Title:		Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:	THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), fully and unconditionally guaranteed (the “Guarantee”) as to payment of principal, premium, if any, interest and any Additional Amounts (as defined in Section 6.01(b)) of the First Supplemental Indenture dated as of June 24, 2009 (the “First Supplemental Indenture”)) by Assured Guaranty Ltd., a Bermuda company (the “Guarantor”) issued and to be issued in one or more series under a Base Indenture (the “Base Indenture”, as further supplemented by the First Supplemental Indenture, the “Indenture”), dated as of May 1, 2004, between the Company and The Bank of New York Mellon, formerly known as The Bank of New York, as Trustee, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

The Notes are senior unsecured obligations of the Company.  The Notes will rank without preference or priority among themselves and equally with all unsecured and unsubordinated indebtedness of the Company from time to time outstanding.  The Notes will be structurally subordinated to all obligations of the Company’s subsidiaries from time to time outstanding, including claims with respect to trade payables.

This Note is one of the series designated on the face hereof, limited in aggregate principal amount to $150,000,000 (up to $172,500,000 if the Underwriters exercise their overallotment option in full); provided however that the Company, without notice to or consent of the Holders, may issue additional Notes of this series and thereby increase such principal amount in the future, on the terms and conditions (except for issue date, public offering price and, if applicable, the date from which interest accrues and the first Interest Payment Date) with the same CUSIP number as the Notes of this series.

Unless an earlier Special Event Redemption has occurred, this Note shall mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon on the Stated Maturity.  The “Stated Maturity” shall mean June 1, 2014 or, upon the Reset Effective Date, if the Company elects on the Successful Remarketing Date, any other date later than June 1, 2014 and earlier than June 1, 2039; it being understood that if there shall have been a Failed Remarketing, the Stated Maturity shall remain June 1, 2014.  Any Modifications the Company elects, in each case in accordance with the Indenture, shall be effective on and after the Reset Effective Date.

“Subsequent Interest Payment Date” means, following the Reset Effective Date, if the Company elects on the Successful Remarketing Date to make interest payable on a semi-annual basis, each semi-annual interest payment date established by the Company on such Successful Remarketing Date.  Otherwise, each reference to “Subsequent Interest Payment Date” means a Quarterly Interest Payment Date.

If a Special Event shall occur and be continuing, the Company may, at its option, redeem the Notes of this series in whole, but not in part, on any Interest Payment Date prior to the earlier of the Successful Remarketing Date or the Purchase Contract Settlement Date, at a price per Note equal to the Redemption Price as set forth in the Indenture.

If this Note is not a component of Corporate Units, the Holder of this Note may, on or prior to the second Business Day, but no earlier than the fifth Business Day, immediately preceding the first Remarketing Date of any Three-Business Day Remarketing Period, elect to have this Note remarketed in the same manner as Pledged Notes, by delivering this Note, along with a notice of such election to The Bank of New York Mellon, as Custodial Agent, for Remarketing in accordance with the Purchase and Pledge Agreement.

If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, the Holders of Notes of this series will have the right to require the Company to purchase their Notes on the Purchase Contract Settlement Date, all as more fully described in the Indenture.

The Notes of this series are not entitled to the benefit of any sinking fund and will not be subject to defeasance.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes of each series at the time Outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of this series at the time Outstanding, on behalf of the Holders of all Notes of this series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company and the Guarantor, which are absolute and unconditional, to pay the principal of and premium, if any, and interest and any Additional Amounts on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof except as provided for in Section 2.03 of the First Supplemental Indenture.  As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Pursuant to Section 2.04 of the First Supplemental Indenture, Notes corresponding to Applicable Ownership Interests in Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued as Global Notes. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units, Notes represented by Global Notes will not be exchangeable for, and will not otherwise be issuable as, Notes in certificated form. Unless and until such Global Notes are exchanged for Notes in certificated form, Global Notes may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to the Depository or a nominee of the Depository, or to a successor Depository selected or approved by the Company or to a nominee of such successor Depository.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Guarantor the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.  This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

The Company agrees, and by acceptance of a Corporate Unit or a Separate Note, each beneficial owner of a Corporate Unit or a Separate Note will be deemed to have agreed, as applicable, for all tax purposes (i) to treat itself as the owner of the Notes, (ii) to treat the Notes as indebtedness of the Company that are subject to the rules applicable to contingent payment debt instruments under Treas. Reg. Sec. 1.1275-4 and (iii) to treat the Corporate Units as comprised of the Note and the Purchase Contracts as separate securities.  A Holder of Notes of this series may obtain the comparable yield and projected payment schedule for the Notes of this series, determined by the Company pursuant to Treas. Reg. Sec. 1.1275-4, by submitting a written request for such information to the Guarantor at the following address: Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM08 Bermuda, Attention: Treasurer.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT		—
(Minor)

Custodian
(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                                                        to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:
Signature:

Notice:	The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guaranty:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE(1)

The initial principal amount of this Note is $[                                  ].  The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized signatory of Trustee, Custodial Agent or Collateral Agent

(1) Insert in Global Notes and Pledged Note

EXHIBIT B

PUT NOTICE

TO:	ASSURED GUARANTY US HOLDINGS INC.
ASSURED GUARANTY LTD.
THE BANK OF NEW YORK MELLON.

Please refer to the Indenture, dated as of May 1, 2004, between Assured Guaranty US Holdings Inc. (the “Company”), Assured Guaranty Ltd. (the “Guarantor”) and The Bank of New York Mellon, formerly known as The Bank of New York, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of June 24, 2009, among the Company, the Guarantor and the Trustee (such Indenture as amended and supplemented, the “Indenture”).  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

The undersigned registered Holder of the Note designated below, which is being delivered to the Trustee herewith, hereby requests and instructs the Company to purchase such Note or the portion thereof specified below (so long as such portion is in a principal amount of $1,000 or an integral multiple thereof), in accordance with the terms of the Indenture, at the price of 100% of the principal amount of such Note (or portion thereof), plus accrued and unpaid interest thereon, but excluding, the Purchase Contract Settlement Date.  The Note (or portion thereof) shall be purchased by the Company as of the Purchase Contract Settlement Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Signature Guarantee:

Note Certificate Number (if applicable):

Principal Amount:

Portion to be purchased if other than the Principal Amount set forth above:

Social Security or Other Taxpayer Identification Number:

DTC Account Number (if applicable):

Name of Account Party (if applicable):

PAYMENT INSTRUCTIONS: The purchase price of the Note should be paid by check in the name of the person(s) set forth below and mailed to the address set forth below.

Name(s)
(Please Print)

Address
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number